Exhibit 99.1

Investor Contact: Christina Cheng christina.cheng@bauschhealth.com (514) 856-3855 (877) 281-6642 (toll free)	Media Contact: Lainie Keller lainie.keller@bauschhealth.com (908) 927-1198

Bausch Health Announces 2022 Annual Meeting of Shareholder Results, Updates to its Board of Directors

LAVAL, Quebec, June 23, 2022 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) today announced the results of its 2022 annual meeting of shareholders and certain other updates with respect to the Company’s Board of Directors (the “Board”).

Annual Meeting Results

The 12 directors nominated at the Company’s 2022 annual meeting of shareholders held on June 21, 2022 were elected by a vote of the shareholders. The detailed results of the vote for the election of directors are set out below:

Name	For	Withheld	Broker Non-Votes
Thomas J. Appio	208,484,011	4,473,053	70,926,205
Richard U. De Schutter	204,019,165	8,937,899	70,926,205
Brett Icahn	202,357,292	10,599,772	70,926,205
Dr. Argeris (Jerry) N. Karabelas	201,356,586	11,600,478	70,926,205
Sarah B. Kavanagh	204,141,525	8,815,539	70,926,205
Steven D. Miller	203,021,418	9,935,646	70,926,205
Dr. Richard C. Mulligan	195,477,842	17,479,222	70,926,205
Joseph C. Papa	176,759,880	36,197,184	70,926,205
Robert N. Power	153,014,215	59,942,849	70,926,205
Russel C. Robertson	199,201,436	13,755,628	70,926,205
Thomas W. Ross, Sr.	199,710,479	13,246,585	70,926,205
Amy B. Wechsler, M.D.	204,605,343	8,351,721	70,926,205

At the annual meeting of shareholders, shareholders also approved in a non-binding advisory vote the compensation of the Company’s named executive officers, approved amendments to the Company’s 2014 Omnibus Incentive Plan and appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm until the close of the Company’s 2023 annual meeting of shareholders.

The final vote tabulation on all matters voted on at the meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K, and such report will be made available on the Company’s SEDAR profile and on the Company’s website at www.bauschhealth.com.

Updates to Board of Directors

The Company also announced today that Joseph C. Papa resigned from the Board, effective immediately. Mr. Papa’s decision to resign from the Board was not due to any dispute or disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices.

The Board appointed John A. Paulson to the Board to fill the resulting vacancy, effective upon Mr. Papa’s resignation. Mr. Paulson will also serve as the Chairperson of the Board. The Board has not determined at this time the committees, if any, to which Mr. Paulson will be appointed. Pursuant to the Company’s Corporate Governance Guidelines, because Mr. Paulson is an independent director, the Board will no longer have the position of Lead Independent Director. The current Lead Independent Director, Mr. Ross, will continue to serve on the Board.

Mr. Paulson currently serves as an independent director of Bausch + Lomb Corporation. He also previously served on the board of the Company from June 2017 to May 2022. Mr. Paulson is the President and Portfolio Manager of Paulson & Co. Inc., an investment management company, which he founded in 1994. Mr. Paulson has been a Chairman of the Board of BrightSphere Investment Group Inc., a publicly traded asset management holding company, since April 2020, and has been a director since 2018. He also currently serves as a member of the advisory board of Harvard Business School. Mr. Paulson previously served as a director of American International Group Inc., a multinational finance and insurance corporation, from May 2016 to June 2017.

“The Company and the Board of Directors would like to thank Mr. Papa for his leadership over the past six years. Joe oversaw significant change in the business during his tenure and we appreciate his role in Bausch Health’s continued transformation,” said CEO Thomas J. Appio.

“I am excited about the Company’s future and its potential to create shareholder value,” added John Paulson.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our approximately 90% ownership of Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements

This news release may contain forward-looking statements about Bausch Health, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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